                                                                     Exhibit 4.1

                       AMENDMENT NO. 3 TO RIGHTS AGREEMENT



       This Amendment No. 3 dated as of March 25, 2001 hereby amends the Rights Agreement dated as of January 26, 1998, as amended by Amendment No. 1 dated as of February 17, 1999 and Amendment No. 2 dated as of March 20, 2001 (the "Agreement"), between Open Market, Inc., a Delaware corporation (the "Company"), and Fleet National Bank (formerly known as BankBoston N.A.), a national banking association, as Rights Agent (the "Rights Agent").

                              W I T N E S S E T H:

       WHEREAS, no Stock Acquisition Date, as such term is defined in the Agreement, has occurred; and

       WHEREAS, the Company has directed the Rights Agent to enter into this Amendment No. 3 pursuant to Section 27 of the Agreement;

       NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, the parties hereby agree as follows:

1. Section 1(ii) of the Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

            (ii) "Exempted Person" shall mean (i) The Palladin Group, L.P. and Gleneagles Fund Company, and each of their respective Affiliates and Associates (collectively, "the Palladin Entities"), unless and until such time as the Palladin Entities directly or indirectly become the Beneficial Owner of Common Stock in excess of the Palladin Exempt Threshold. For purposes of this Agreement, the Palladin Exempt Threshold shall mean that percentage of the Common Stock equal to the sum of that percentage of shares of Common Stock then outstanding represented by shares received (A) as a dividend on or as a result of any conversion or redemption of, shares of the Company's Series E 6% Cumulative Convertible Preferred Stock, $.10 par value per share or (B) pursuant to the Purchase Agreement, dated the date hereof, between the Company and certain of the Palladin Entities, and the agreements referred to therein including the Registration Rights Agreement, the Common Stock Warrant and the Adjustment Warrant, each dated the date hereof and (ii) Theddingworth International Limited and its Affiliates and Associates (collectively, "Theddingworth", unless and until such time as Theddingworth directly or indirectly becomes the Beneficial Owner of Common Stock in excess of the Theddingworth Exempt Threshold. For purposes of this Agreement, the Theddingworth Exempt Threshold shall mean that percentage of the Common Stock equal to the sum of that percentage of shares of Common Stock then outstanding represented by shares received pursuant to the Common Stock Purchase Agreement, dated the date hereof, between the Company and Theddingworth, and the agreements referred to therein including the Registration Rights Agreement, the Escrow Agreement and the Stock Purchase Warrant, each dated the date hereof.

2. Section 11(a)(ii) of the Agreement is hereby deleted and the following is substituted in lieu thereof:

            (a)(ii) Subject to Section 24 of this Agreement, in the event that any Person shall become an Acquiring Person, unless the event causing the 18% threshold (or, in the case of an Exempted Person, the Palladin Exempt Threshold or the Theddingworth Exempt Threshold) to be crossed is a transaction set forth in Section 13(a) hereof, then, promptly following the first occurrence of such event, proper provisions shall be made so that each holder of a Right (except as provided below and in Section 7(e) hereof) shall thereafter have the right to receive, upon exercise thereof at the then current Purchase Price in accordance with the terms of this Agreement, in lieu of a number of one one-thousandths of a share of Preferred Stock, such number of shares of Common Stock of the Company that equals the result obtained by (x) multiplying the then current Purchase Price by the then number of one one-thousandths of a share of Preferred Stock for which a Right was exercisable immediately prior to the first occurrence of a
Section 11(a)(ii) Event, and (y) dividing that product (which, following such first occurrence, shall thereafter be referred to as the "Purchase Price" for each Right and for all purposes of this Agreement) by 50% of the current market price (determined pursuant to Section 11(d) hereof) per share of Common Stock on the date of such occurrence (such number of shares, the "Adjustment Shares").

       IN WITNESS WHEREOF, the parties have caused this Amendment No. 3 to be duly executed and their respective corporate seals to be hereunto affixed and attested as of the day and year first written above.

                                       OPEN MARKET, INC.
Attest:


/s/ EDWARD DURKIN                      By: /s/ HARLAND LAVIGNE
-----------------------------             ----------------------------------
Name:  Edward Durkin                      Name:  Harland LaVigne
Title: Chief Financial Officer            Title: Chairman of the Board
                                                 and Chief Executive Officer
       Seal


                                       FLEET NATIONAL BANK
Attest:


/s/ PATRICIA A. DELUCA                 By: /s/ MICHAEL J. CONNOR
-----------------------------             ----------------------------------
Name:  Patricia A. DeLuca                 Name:  Michael J. Connor
Title: Account Manager                    Title: Managing Director

       Seal


                                      3